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                                                                     EXHIBIT 2.1
                               AGREEMENT OF MERGER

        THIS AGREEMENT OF MERGER (this "Agreement") is entered into as of July 31, 1998 between A-55, L.P., a Nevada limited partnership (the "Partnership"), and A-55, Inc., a Delaware corporation (the "Corporation").


                                   BACKGROUND

        A. The Partnership is a Nevada limited partnership governed by a Restated Agreement of Limited Partnership dated as of January 3, 1994, as amended by First, Second, Third, Fourth, Fifth and Sixth Amendments effective as of January 26, 1994, January 1, 1995, February 23, 1995, April 1, 1996,
September 16, 1997, and January 1, 1998 respectively (collectively, the "Partnership Agreement").

        B. RWG, Inc., a Nevada corporation, is the sole general partner of the Partnership (the "General Partner"), and the Partnership's limited partners consist of Class A, Class B and Class C limited partners (collectively, the "Limited Partners"). (The General Partner and the Limited Partners are referred to, collectively, as the "Partners" and, individually, as a "Partner." The partnership interest of each Partner, whether a general partnership interest or a Class A, Class B or Class C limited partnership interest, is referred to as a "Partnership Interest.")

        C. The Corporation is a newly-organized Delaware corporation. Its only outstanding shares of stock are 50 shares of common stock, all of which are owned by the Partnership.

        D. The parties intend that the Partnership merge with and into the Corporation (the "Merger") pursuant to the terms and conditions set forth herein and the applicable provisions of Delaware and Nevada law, and that upon the Merger's Effective Date (as defined below), all of the Partners of the Partnership will become stockholders of the Corporation. The shares of the Corporation's common stock to be received by such persons pursuant to the Merger will not be registered under federal or state securities laws and will therefore be restricted shares subject to a stock legend restricting the transfer of such shares.

        NOW, THEREFORE, the parties hereby agree as follows:


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        1. The Merger.

                (a) Effective Date. The Partnership will be merged with and into the Corporation effective as of the date (the "Effective Date") that this Agreement or a certificate of merger is filed with the Delaware Secretary of State. Upon the Effective Date, the separate existence of the Partnership will cease, and the Corporation will be the surviving entity of the Merger.

                (b) Consummation. This Agreement or a certificate of merger will be filed with the Delaware Secretary of State by the officers of the Corporation at such date as will be determined by the Corporation's Board of Directors on or prior to the date of consummation of the Corporation's initial public offering of its common stock.

        2. Representations and Warranties.

                (a) Partnership. The Partnership represents and warrants to the Corporation as follows:

                        (i) The Partnership has been duly formed and is validly existing in good standing as a limited partnership under the laws of the State of Nevada.

                        (ii) The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary partnership action.

                (b) Corporation. The Corporation represents and warrants to the Partnership as follows:

                        (i) The Corporation has been duly organized and is validly existing in good standing as a corporation under the laws of the State of Delaware.

                        (ii) The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action.

                        (iii) The shares of common stock to be issued to the Partners in connection with the Merger will be validly issued, fully paid and nonassessable.

        3. Conversion of Partnership Interests Into Shares.

                (a) General. On the Effective Date, by virtue of the Merger, and without any further action by any Partner, (i) each Partner's Partnership Interest in the Partnership


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outstanding immediately prior to the Effective Date will be converted into shares of common stock of the Corporation pursuant to the terms set forth in this Section 3, and (ii) the 50 shares of common stock currently issued and outstanding in the name of the Partnership will be cancelled, and no additional shares or securities will be issued, and no payments will be made, in respect thereof.

                (b) Number of Shares. The total number of shares into which all the Partnership Interests will be converted will be determined by the Corporation prior to the Effective Date. Immediately after the Effective Date, the Corporation's only issued and outstanding shares of stock will be the shares of common stock issued in the Merger (the "Shares").

                (c) Apportionment of Shares Among Partners. The number of Shares to be received by each Partner will be determined in accordance with the terms of the Partnership Agreement, including the distribution provisions of Section
10.03 of the Partnership Agreement. The Partnership contemplates that prior to the Effective Date, it will have made cash distributions to the Partners of a sufficient amount to satisfy the "Priority Return" (as defined in the Partnership Agreement), such that any further distributions would be distributed to the Partners in proportion to their respective "Participation Percentages" (as defined in the Partnership Agreement). In such case, immediately after the Effective Date, each Partner would own that number of Shares determined by multiplying the total number of Shares outstanding immediately after the Effective Date by such Partner's Participation Percentage in the Partnership.

                (d) Example. This example is based on the assumptions that (i) before the Effective Date, the Partnership will have made sufficient cash distributions to the Partners to satisfy the Priority Return, and (ii) the Corporation determines that it wishes to have 100,000,000 Shares issued and outstanding immediately after the Effective Date. In such case, a Partner with a Participation Percentage of 1.543648% in the Partnership immediately before the Effective Date would, by virtue of the Merger, have his Partnership Interest converted into 1,543,648 Shares, which would represent 1.543648% of the issued and outstanding stock of the Corporation immediately after the Effective Date.

        4. Corporate Matters.

                (a) Certificate of Incorporation. The Corporation's Certificate of Incorporation as it exists on the Effective Date will be the Certificate of Incorporation of the Corporation immediately after the Effective Date,


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unless and until it is amended or repealed in accordance with the provisions thereof and of Delaware law.

                (b) Bylaws. The Bylaws of the Corporation as they exist on the Effective Date will be the Bylaws of the Corporation immediately after the Effective Date, unless and until they are amended or repealed in accordance with the provisions thereof.

                (c) Directors and Officers. The directors and officers of the Corporation immediately after the Effective Date will be the same as they are immediately before the Effective Date.

        5. Transfer, Conveyance and Assumption. As of the Effective Date, the Corporation will continue in existence as the surviving entity, and all of the assets and property of whatever kind and character of the Partnership will vest in the Corporation; thereafter, the Corporation, as the surviving entity, will be liable for all of the liabilities and obligations of the Partnership, and any claim or judgment against the Partnership may be enforced against the Corporation, as the surviving entity.

        6. Termination. If the Effective Date does not occur on or before December 31, 1998, this Agreement will terminate and be of no further force and effect.

        7. Miscellaneous.

                (a) Further Action. Each party agrees to use reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. In particular, the parties will file whatever documents are required by Delaware and Nevada law to effectuate the Merger.

                (b) Amendments. This Agreement may be amended before the Effective Date if, and only if, such amendment is in writing and signed by the parties to this Agreement.

                (c) Integration. All prior agreements, contracts, promises, representations and statements, if any, between the parties are merged into this Agreement, and this Agreement will constitute the entire understanding between the parties with respect to the subject matter hereof.

                (d) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.


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                (e) Governing Law. This Agreement will be construed in
accordance with and governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law.

                (f) Counterparts. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures were upon the same document.

                IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized representatives as of the date set forth above.

                                A-55, L.P., a Nevada limited partnership

                                By:     RWG, Inc., a Nevada corporation,
                                        its sole general partner


                                        By: /s/ Rudolf W. Gunnerman
                                           -----------------------------
                                           Rudolf W. Gunnerman
                                           President


                                        By: /s/ Daniel J. Klaich
                                           -----------------------------
                                           Daniel J. Klaich
                                           Secretary


                                A-55, INC., a Delaware corporation



                                        By: /s/ Rudolf W. Gunnerman
                                           -----------------------------
                                           Rudolf W. Gunnerman
                                           Chief Executive Officer


                                        By: /s/ Daniel J. Klaich
                                           -----------------------------
                                           Daniel J. Klaich
                                           Secretary

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